150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

WWW.DGIPL.COM

IPDN Announces New Board Appointments

CHICAGO – March 25, 2019 -- Professional Diversity Network, Inc. (NASDAQ: IPDN), a global developer and operator of online and in-person networks that provide access to networking, training, educational and employment opportunities for diverse individuals, announced the appointment of Ms. Courtney C. Shea as a new independent director to the Board and a member of the audit committee of the Board, effective March 22, 2019. The Company also announced the appointment of Michael Wang, CEO of Professional Diversity Network as the new Chairman of the Board, and Michael Belsky, as the new chair of the Audit Committee, effective March 4, 2019.

Ms. Shea has over 30 years of professional experience in municipal advisory and investment banking. Ms. Shea is a managing member of Columbia Capital Management, LLC, which she joined in 2013. She served as the head of Chicago office and senior vice president at Acacia Financial Group, Inc. from 2009 to 2013. She was also the head of Chicago office and managing director of Siebert Branford Shank & Co, LLC from 2006 to 2008. She served as the national department manager at LaSalle Financial Services from 2001 to 2006.

Ms. Shea has been a member of the Board of Center for Municipal Finance at Harris School of Public Policy, University of Chicago since 2016 and a member of the National Association of Bond Lawyers since 2010. She chaired the Illinois State Securities Advisory Committee from 1995 to 1998 and was a member there from 1991 to 1995. She was also a member of the State of Illinois Banking Board from 2001 to 2002. In addition, Ms. Shea established the National Women in Public Finance as a co-founder in 1996. Ms. Shea received her MBA degree from the University of Chicago in 1985, her Juris Doctor degree from Loyola University Law School in 1983 and her bachelor degree in Economics from University of Notre Dame in 1980.

“We are excited to welcome Courtney as our new independent director. Given the diverse backgrounds and impressive track-records, I am confident that her inputs will have a meaningful impact on IPDN’s future growth,” says Michael Wang, Chairman and CEO of Professional Diversity Network.

1

150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

WWW.DGIPL.COM

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States and China including International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

IR Contact:

Dragon Gate Investment Partners, LLC

Tel: +1 (646)-801-2803
Email: ipdn@dgipl.com

2